Exhibit 99.1
PLEASE TAKE NOTICE THAT on June 11, 2009, the United States Bankruptcy Court for the Southern District of Texas (“Court”) entered an order (“Bar Date Order”) establishing July 20, 2009 (the “Bar Date”) as the last date and time for filing proofs of claim and interests against the Debtors, Particle Drilling Technologies, Inc., a Nevada Corporation, Case No. 09-33744 (filed May 30, 2009 “Petition Date”) and Debtor Particle Drilling Technologies, Inc., a Delaware Corporation, Case No. 09-33830 (Filed June 1, 2009 “Petition Date”) (collectively “Debtors”).  The Bar Date Order requires that any claims against or equity interests  in the Debtors be filed by submitting a proof of claim or interest with the Clerk of Court to “U.S. Bankruptcy Court Clerk, 515 Rusk, Houston Texas 77002”, so that such proof of claim or interest is actually received by the Bar Date (received, not postmarked by July 20, 2009).  The Clerk of Court will not accept a proof of claim or interest sent by facsimile or e-mail.  You may obtain a proof of claim form from any bankruptcy court clerk’s office, from your lawyer, from certain business supply stores, from www.uscourts.gov/bankform, or by contacting the Debtor’s counsel Edward L. Rothberg at 11 Greenway Plaza, Suite 1400, Houston, Texas, 77046 (713) 961-9045.

Any person or entity that is required to file a proof of claim or interest in these cases but fails to do so in a timely manner shall be forever barred, estopped and enjoined from (a) asserting any claim against the Debtors that such creditor has that (1) is in an amount that exceeds the amount, if any, that is set forth in the Debtors’ schedules of liabilities or (2) is of a different nature or in a different classification (any such claim referred to as an “Unscheduled Claim”); and (b) voting upon, or receiving distribution under, and plan of reorganization or liquidation in these cases in respect to an Unscheduled Claim.  You are urged to review the Bar Date Order as your rights may be affected by it.

The Debtors are proposing a Sale of substantially all of their assets at an auction.  The auction will take place following bid procedures approved by the Court sometime in July 2009.  The Debtors have filed a proposed Plan of Liquidation to distribute the proceeds of the auction and dissolve the Debtors.  The confirmation hearing is scheduled for July 29, 2009 at 1:30p.m. at the United States Court House, Courtroom No. 404, 515 Rusk Street, Houston, Texas, 77002.  For more information, contact the Debtors’ counsel (listed above).